EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors

of Wells Fargo & Company

We consent to the incorporation by reference in this Form S-8 Registration Statement of Wells Fargo & Company (the “Company”) relating to the Wells Fargo & Company 401(k) Plan (the “Plan”), of our report dated February 25, 2003, with respect to the consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, which report is incorporated by reference in the Company’s December 31, 2002 Annual Report on Form 10-K, and of our report dated June 26, 2003, with respect to the statements of net assets available for benefits of the Plan as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits for each of the years in the two-year period ended December 31, 2002. Our report, dated February 25, 2003, refers to a change in the method of accounting for goodwill in 2002.

/s/ KPMG LLP

San Francisco, California

July 22, 2003